Exhibit 10.18

EXCLUSIVE LICENSE AGREEMENT

between

DrugCendR, LLC

and

Sanford Burnham Prebys Medical Discovery Institute

This Exclusive License Agreement (“Agreement”), is entered into as of the 1st day of December, 2015 (hereinafter “Effective Date”), by and between Sanford Burnham Prebys Medical Discovery Institute (the “SBP”), a California 501(c)(3) corporation, having an address at 10901 North Torrey Pines Road, La Jolla, CA 92037, and DrugCendR (“Company”), a California limited liability company, having an address at 5457 Avenida Maravillas, Rancho Santa Fe, CA 92067-1597.

RECITALS

WHEREAS, SBP, is the owner of the Licensed Patents (as defined below) and Licensed Know-How (as defined below);

WHEREAS, Company desires to obtain a royalty bearing exclusive license under the Licensed Patents and the Licensed Know-How;

WHEREAS, SBP is willing to grant a royalty bearing, exclusive license to the Licensed Patents and the Licensed Know-How to Company on the terms and subject to the conditions set forth herein; and

WHEREAS, this Agreement may further the research mission of SBP in a manner consistent with its status as a non-profit, tax-exempt, research institution.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below) hereto hereby expressly agree as set forth below.

AGREEMENT

1.          DEFINITIONS

1.1          “Affiliates” means any corporation, partnership, joint venture or other entity of which more than fifty percent (50%) of the voting stock or other equity ownership thereof is owned or controlled by, or under common control with, Company, or which owns or controls more than fifty percent (50%) of the voting stock or other equity ownership of Company, provided that, in either of the foregoing, if less than fifty percent (50%), the maximum percentage permitted by law.

1.2          “Commercially Reasonable Efforts” means efforts and resources consistent with prevailing pharmaceutical industry standards for companies of a similar size as Company for a product or compound owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety or efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products, and other relevant factors.

1.3          “Confidential Information” means any confidential information of a Party relating to any use, process, method, compound, research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to the disclosing Party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic, electronic, or any other form, which is marked confidential or designated by the disclosing party as being confidential prior to disclosure or which is marked confidential and provided to the other Party within thirty (30) days of such disclosure.

1.4          “FDA” means the United States Food and Drug Administration and any equivalent agency thereto.

1.5          “Field” means all fields and uses that SBP has the right to license.

1.6          “First Commercial Sale” means with respect to any Identified Product and any country of the world, the first sale of such Identified Product under this Agreement, for use in the Field, to a third party in such country, after such Identified Product has been granted regulatory approval for use in the Field by the competent regulatory authorities in such country.  Identified Products used in testing, clinical trials, for compassionate use, or as marketing samples to develop or promote Identified Products shall be excluded from commercial sales.

1.7          “Identified Product(s)” shall mean any product that the manufacture, use or sale of which would infringe any Valid Claim of the Licensed Patents.

1.8          “Identified Product Licensee” shall mean, with respect to any Identified Product, a non-Affiliate third party that licenses the rights to such Identified Product from Company or its Affiliates.

1.9          “IND” means an Investigational New Drug Application or equivalent application filed to commence human clinical testing of an Identified Product with the FDA or its foreign equivalent.

1.10          “Licensed Know-How” means all tangible or intangible data pertaining to the Licensed Patents, that to the best of SBP’s knowledge are owned or under the control of SBP, and which are not described in the Licensed Patents, but which are necessary or useful for the commercial exploitation of the Licensed Patents, and which are not generally publicly known, and which were prior to the Effective Date, fixed in a tangible medium of expression by SBP.

1.11          “Licensed Patents” means

(a)          The patents and patent applications set forth in Appendix A;

(b)          any divisional and continuation of the patent applications arising from subsection (a), and continuation-in-part that contains a claim entitled to the benefit of the priority date of the patent applications listed in subsection (a);

(c)          the foreign patent applications associated with the patent applications referenced in subsections (a) and (b);

(d)          the patents issued from the patent applications referenced in subsections (a) through (c); and

(e)          the reissues, reexaminations, restorations (including supplemental protection certificates) and extensions of any patent or patent application set forth in subsections (a) through (d).

1.12          “Licensed Technology” means the Licensed Patents and Licensed Know-How.

1.13          “Major Market” means the United States of America, France, Germany, Italy, Japan, China and the United Kingdom.

1.14          “NDA” means a New Drug Application, Biological License Application, or Product License Application, as appropriate, filed pursuant to the requirements of the FDA or its foreign equivalent.

1.15          “Net Sales” means the gross amount invoiced and/or received by Company or any Affiliate or Identified Product Licensee for or in connection with sales of the Identified Product(s) to any person, entity or party that is not an Affiliate or Identified Product Licensee, after deduction of all the following to the extent applicable to such sales:

(i)          all customary trade, case and quantity credits, discounts, refunds or rebates reflected in written documentation, including without limitation rebates accrued, incurred or paid to Federal Medicare and State Medicaid and any other price reductions required by a United States or foreign governmental agency;

(ii)          actual allowances or credits for returns, including without limitation amounts received for sales which become the subject of a subsequent temporary or partial recall by a regulatory agency for safety or efficacy reasons outside the control of Company, and retroactive price reductions (including Medicaid, managed care and similar types of rebates) to the extent that each is included in Company’s, an Affiliate’s and/or an Identified Product Licensee’s billings, provided, however, that amounts set aside for temporary recalls are added back to Net Sales should the temporary recall be cancelled;

(iii)          cost of freight, postage, and freight insurance, (if paid by seller) to the extent that each is included in Company’s, an Affiliate’s and/or an Identified Product Licensee’s billings;

(iv)          sales taxes, value added taxes, excise taxes, and customs duties directly imposed and with reference to particular sales;

(v)          reasonable and customary sales commissions to non-employees of Company reflected in written documentation; and

(vi)          cost of export licenses and any taxes, fees or other charges associated with the exportation or importation of Identified Products.

A sale or transfer to an Affiliate or an Identified Product Licensee for re-sale by such Affiliate or Identified Product Licensee shall not be considered a sale for the purpose of this provision but the resale by such Affiliate or Identified Product Licensee shall be a sale for such purposes. Any amounts received by Company, its Affiliates and/or Identified Product Licensees in exchange for Identified Products transferred or provided to any person or entity for use in testing, clinical trials, or as marketing samples to develop or promote the Identified Products are included in the definition of Net Sales.

1.16          “Parties” means Company and SBP, each of which, individually, is a “Party”.

1.17          “Phase II” means that portion of the clinical development program which provides for clinical trials of a Identified Product on sufficient numbers of patients to establish its safety and efficacy, as more specifically defined by the rules of the FDA or its equivalent and corresponding rules and regulations in other countries and jurisdictions, and the results of which are intended to be used as the basis for the filing of an NDA or equivalent application to obtain approval to market Identified Products.

1.18          “Phase III” means that portion of the clinical development program which provides for expanded clinical trials, pivotal for NDA approval, of a Identified Product on sufficient numbers of patients to establish statistically significant safety and efficacy for the desired claims and indications, as more specifically defined by the rules of the FDA or its equivalent and corresponding rules and regulations in other countries and jurisdictions, and the results of which are intended to be used as the basis for the filing of an NDA or equivalent application to obtain approval to market Identified Products.

1.19          “Sublicensing Revenue” means consideration of any kind and in any form received by Company in consideration of sublicenses granted pursuant to this Agreement, except for the following exclusions: (i) payment or reimbursement for direct research costs applied to Licensed Patents and conducted by or for Company, including costs of materials, equipment, or clinical testing, provided: a) such payments or reimbursements are at fair-market value for the research performed; and b) the costs to be reimbursed or paid for, are incurred after the effective date of an agreement with an Identified Product Licensee; and c) Company is obligated to perform such research under the agreement with Identified Product Licensee; and d) such payments are characterized as reimbursement or payment as the case may be, in all accounting practices performed by or on behalf of the Company and the Identified Product Licensee, (ii) an equity investment in or debt financing of Company (except to the extent such payments exceed the fair market value of such securities on the date of receipt); and (iii) as payment of or reimbursement for patent prosecution or maintenance expenses actually incurred by Company, provided such payments are characterized as such payment in all accounting practices performed by or on behalf of the Company.

1.20          “Territory” means all countries of the world.

1.21          “Valid Claim” means a claim of (i) a pending patent application included within the Licensed Patents, which claim is pending in good faith; or (ii) an issued patent included within the Licensed Patents, which claim has not lapsed, been canceled or become abandoned and has not been declared invalid or unenforceable by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, provided that, with respect to claims of a pending patent application, if any such pending claim has not issued as a claim of an issued patent within four (4) years after the filing date from which such patent application takes priority, such pending claim shall not be a Valid Claim for purposes of this Agreement, unless and until, subsequent to such four (4) year period, such pending claim is issued as a claim of an issued and unexpired patent.

2.          GRANT OF LICENSE

2.1          License Grant.  Subject to the terms and conditions of this Agreement, SBP hereby grants to Company and its Affiliates:

a)
an exclusive world-wide license, with the right to grant and authorize sublicenses, under the Licensed Patents to make, have made, use, sell, offer for sale, import and otherwise exploit Identified Products  in the Field in the Territory during the Term of this Agreement; and

b)
a non-exclusive, world-wide license to Know-How to make, have made, use, sell, offer for sale, import and otherwise exploit Identified Products in the Field in the Territory during the Term of this Agreement.

If after the Effective Date of this Agreement, the parties become aware of intellectual property of SBP that existed prior to the Effective Date, that is not part of this license grant solely because it was overlooked during negotiation and completion of this Agreement, but that would be infringed by Company’s use of Licensed Technology in the Field in the Territory according to the terms of this Agreement, SBP hereby grants to Company a non-exclusive, non-blocking right to use such intellectual property solely to the extent necessary for Company to practice Licensed Technology under the terms of this Agreement.

2.2          Sublicensing.  The Company and its Affiliates shall have a right to sublicense the Licensed Technology in accordance with this Section 2.2 and the terms of this Agreement.

2.2.1          For so long as Company is in full compliance with all of its obligations under this Agreement, Company may grant sublicenses under the Licensed Patents, but only to the extent necessary to develop, make, have made, use, sell, offer for sale, have sold and import Licensed Products in the Territory for use in the Field.  Prior to the granting of any sublicense, Company will provide SBP with written notification of the name of the intended sublicensee, a brief description of the company, as well as a detailed term sheet containing the financial terms, the territory and all the relevant legal terms of the sublicense to SBP.  Company agrees to forward to SBP a copy of each fully executed sublicense postmarked within sixty (60) days of execution of such agreement.

2.2.2          Identified Product Licensee may also grant sublicenses under the Licensed Patents, but only to the extent necessary to develop, make, have made, use, sell, offer for sale, have sold and import Licensed Products in the Territory for use in the Field.  Prior to the granting of any sublicense, Identified Product Licensee will provide SBP with written notification of the name of the intended sublicensee, a brief description of the company, and a copy of the proposed sublicense to SBP.

2.2.3          Company will be responsible for its sublicensees’ compliance with the terms of this Agreement, and Company will not grant any rights which are inconsistent with the rights granted to and obligations imposed on Company hereunder.  Any act or omission of a sublicensee, which would be a breach of this Agreement if undertaken or omitted by the Company, will be deemed to be a breach by Company of this Agreement. Each sublicense granted by Company shall include an audit right by SBP of the same scope as provided in Section 5 (Records and Inspection). No sublicense agreement will contain any provision that would cause SBP or Company to extend the term of this Agreement.

2.2.4          Termination of the license granted to Company under any of the provisions of Section 11 (Term and Termination) of this Agreement will terminate all sublicenses that may have been granted by Company, unless any sublicensee elects to continue its sublicense by advising SBP in writing, within thirty (30) days of the sublicensee’s receipt of written notice of such termination, of its election, and of its agreement to assume with respect to SBP all of the obligations (including obligations for payment) of Company contained in this Agreement.  Any sublicense granted by Company will contain provisions corresponding to those of this paragraph respecting termination and the conditions of continuance of sublicenses.

2.3          Reserved Rights. The license grant set forth in Section 2.1 will be further subject to, restricted by and non-exclusive with respect to:

(i)          the use of inventions described or claimed in the Licensed Patents by SBP, academic institutions or other third parties for non-commercial research, teaching and other educational purposes only; such non-commercial research use of the Licensed Patents by third parties in the Field shall be subject to the terms of SBP’s standard Material Transfer Agreement, which is at least as restrictive as the Uniform Biological Material Transfer Agreement (UBMTA). SBP shall inform Company of any executed Material Transfer Agreement in the Field.

(ii)          the use of inventions described or claimed in the Licensed Patents by the inventors thereof for non-commercial research purposes at academic or not-for-profit research institutions; and

(iii)          any license of inventions described or claimed in the Licensed Patents that SBP is required by law or regulation to grant to the United States of America or to a foreign country or agency thereof, pursuant to an existing or future treaty between the United States of America and any foreign country.

2.4          Participation Rights.  If the Company proposes to sell any equity securities or securities that are convertible into equity securities of Company, then SBP and/or its Assignee (as defined in this section 2.4, below) will have the right to purchase up to ten percent (10%) of the securities issued in each offering on the same terms and conditions as are offered to the other purchasers in each such financing.  Company shall provide thirty (30) days advanced written notice of each such financing, including reasonable detail regarding the terms and purchasers in the financing.  The term “Assignee” means (a) any entity to which SBP’s participation rights under this section have been assigned either by SBP or another entity, or (b) any entity that is controlled by SBP.  This paragraph shall survive termination of this Agreement.

2.5          U.S. Manufacture.  Company agrees that Identified Products sold in the United States shall be manufactured substantially in the United States in accordance with 35 U.S.C.§ 204 unless Company shall obtain, at its sole expense and effort, written permission from the United States Government to manufacture Identified Products outside the United States.

2.6          No Other Rights.  The license granted hereunder shall not be construed to confer any rights, other than those affirmatively granted as set forth in Section 2.1 (License Grant), to Company by implication, estoppel or otherwise as to any technology not specifically set forth in this Agreement.

3.          DEVELOPMENT EFFORTS

3.1          Commercially Reasonable Efforts. Company shall use its Commercially Reasonable Efforts to develop and commercialize Identified Products on a schedule that is consistent with sound and reasonable business practices and judgment.  The efforts of Affiliates shall be deemed efforts of Company for the purpose of determining Company’s compliance with this Section 3.1.  Such efforts include, but are not limited to:

(i)          the development, manufacture and sale of Identified Products;

(ii)          market Identified Products in the United States within nine (9) months after receiving regulatory approval to market such Identified Products;

(iii)          reasonably fill the market demand for Identified Products following commencement of marketing at any time during the term of this Agreement; and

(iv)          obtain all necessary governmental approvals for the manufacture, use and sale of Identified Products.

3.2          Specific Milestones. In addition to the efforts described in Section 3.1 (Commercially Reasonable Efforts), Company shall meet the following specific milestones:

(i)          file an IND for an Identified Product with the FDA or a comparable foreign regulatory authority in a Major Market within four (4) years of the Effective Date;

(ii)          initiate a Phase II clinical trial for an Identified Product with the FDA or a comparable foreign regulatory authority in a Major Market six (6) years of the Effective Date; and

(iii)          initiate a Phase III clinical trial for an Identified Product with the FDA or a comparable foreign regulatory authority in a Major Market within eight (8) years of the Effective Date; and

(iv)          file an NDA or foreign equivalent with the FDA or a comparable foreign regulatory authority in a Major Market within ten (10) years of the Effective Date; and

(v)          obtain approval Marketing Approval from the FDA or a comparable foreign regulatory authority in a Major Market for an Identified Product within eleven (11) years of the Effective Date.

Each of the events specified above will be referred to herein as a “Milestone Event”, and Company will use its Commercially Reasonable Efforts to achieve each of the Milestone Events prior to the time deadlines specified above.

3.3          Failure to Achieve Milestones.  Provided Company is in compliance with all other terms and obligations of this Agreement, Company may request SBP approval to modify the Milestone Events described in Section 3.2 (Specific Milestones) above, which approval shall not be unreasonably withheld.  If Company is unable to meet any of Milestone Events set forth in Section 3.2 above, Company shall be entitled to a twelve (12) month extension or other agreed upon period, of the delayed, and any other subsequent, milestone upon payment to SBP of fifty thousand dollars ($50,000).  If Company does not make such payment or, if after the extension, on a milestone-by-milestone basis, Company fails to achieve the milestone, SBP shall have the option, in its sole discretion, to modify the Milestone Events or to terminate this Agreement.

3.4          Reporting.

3.4.1          Within sixty (60) days of the Effective Date, Company shall provide to SBP a written research and development plan under which Company intends to research and develop the subject matter of the license granted hereunder.  It is understood and agreed that such plan may be amended by Company in view of the results of its research and development activities.  Such plan and all amendments thereto shall be Company’s Confidential Information, and SBP agrees to hold same in confidence in accordance with Article 16 (Confidentiality) below.

3.4.2          No later than sixty (60) days after June 30 of each calendar year, Company shall provide to SBP a written annual progress report describing progress on research and development, regulatory approvals, manufacturing, marketing and sales during the preceding twelve (12) month period and plans for the forthcoming year (“Progress Reports”).  Company shall also provide any reasonable additional data SBP requires to evaluate Company’s performance.  Company shall additionally provide a copy of the operating agreement for Company (“Operating Agreement”) and any updates thereto promptly and upon written request by SBP.  All such Progress Reports, additional data and the Operating Agreement shall be Company’s Confidential Information and held by SBP in confidence in accordance with Article 16.

3.4.3          If Company at any time defaults in providing the written research and development plan or Progress Report or Operating Agreement when due hereunder and/or fails to provide the written research and development plan or Progress Report within sixty (60) days after Company’s receipt of written request therefor from SBP or if the terms of the Operating Agreement violate SBP’s obligations or status as a non-profit, tax-exempt research institution, SBP may, at its option, terminate this Agreement and all licenses granted herein upon written notice to Company.

4.          PAYMENTS AND REPORTS

4.1          License Fee.  As partial consideration for the rights conveyed by SBP under this Agreement, Company shall, within thirty (30) days after the Effective Date of this Agreement, pay to SBP, by way of equity transfer, a one-time, non-creditable, non-refundable license fee in the form of twenty percent (20%) of the common equity of the Company.  Within such thirty (30) days after the Effective Date of this Agreement, Company shall provide SBP with a copy of the Operating Agreement confirming SBP’s rights under this section.

4.2          Royalties.  In addition to the consideration described in Section 4.1, Company shall pay SBP a royalty of four percent (4%) of Net Sales of Identified Products by Company and its Affiliates and Identified Product Licensee on an Identified Product-by-Identified Product, country-by-country basis during the term of this Agreement.  If a royalty must be paid to a third party by Company or its Affiliates or Identified Product Licensee based upon patents or other intellectual property rights in connection with an Identified Product, then the royalty payable to SBP pursuant to this Section 4.2 shall be reduced by fifty percent (50%) of the applicable third party royalty; provided that, in no instance shall the royalty payable to SBP by Company or its Affiliates ever be reduced to less than two percent (2%) of Net Sales of Identified Products.

4.3          Sublicensing Revenue.  Company shall also pay to SBP twenty-five percent (25%) of any Sublicensing Revenue.

4.4          Combination Products.  If Company or its Affiliates or Identified Product Licensee sell an Identified Product that includes components other than those covered by the Licensed Patents that contribute significant and material value to said Identified Product (“Combination Identified Product”), then in lieu of the royalty rate specified in Section 4.2, inclusive of any reductions for third party royalties, the applicable royalty rate on the Net Sales of such Combination Identified Product shall be calculated as the product obtained by multiplying the royalty rate specified in Section 4.2 by the fraction A/(A+B), in which A is the value of the technology licensed under this Agreement and B is the value of the other components; provided, however, that in no event shall the royalty rate payable to SBP for Net Sales of Combination Identified Products ever be reduced to less than [add percent royalty in words and numbers] of Net Sales of the Combination Identified Product. For purposes of this Section 4.3 the “value” of each component contributing value to the Identified Product shall mean that component’s contribution to the combined value of the Combination Identified Product. Furthermore, carriers, diluents, solvents and other such constituents of a potential Identified Product shall be deemed not to contribute significant and material value to said Identified Product.

4.5          License Maintenance Fee.  Company agrees to pay to SBP an annual License Maintenance Fee according to the following schedule:

(a)          Five Thousand U.S. Dollars ($5,000) per year beginning on the first anniversary of the Effective Date and continuing annually for each subsequent year until the fourth anniversary of the Effective Date; and

(b)          Ten Thousand U.S. Dollars ($10,000) per year beginning on the fourth anniversary of the Effective Date and continuing annually for each subsequent year until the seventh anniversary of the Effective Date; and

(c)          Twenty Thousand U.S. Dollars ($20,000) per year beginning on the seventh anniversary of the Effective Date and continuing annually for each subsequent year thereafter for the duration of this Agreement.

The License Maintenance Fee shall be payable within thirty (30) days of each such anniversary.  The License Maintenance Fee is non-refundable and is not an advance or credit against royalties or any other payments.  Following the First Commercial Sale of a royalty-bearing Identified Product made by Company, its Affiliates or an Identified Product Licensee, the License Maintenance Fee shall be creditable on an annual basis against earned royalties actually paid by Company to SBP.

4.6          Milestone Payments.  For each Identified Product, within thirty (30) days after the occurrence of each Milestone Event set forth below, Company shall also pay to SBP the following milestone payments:

(i)          No payment is due under this section upon the filing of the first IND for such Identified Product with the FDA or its foreign equivalent;

(ii)          One Hundred Thousand U.S. Dollars ($100,000) is due upon the initiation of the first Phase II clinical trial for such Identified Product;

(iii)          One Million U.S. Dollars ($1,000,000) is due upon the initiation of the first Phase III clinical trial for such Identified Product;

(iv)          Two Million U.S. Dollars ($2,000,000) is due upon the filing of NDA or foreign equivalent in a major market

(v)          Five Million U.S. Dollars ($5,000,000) is due upon final approval of the first NDA for each indication by the United States FDA or its foreign equivalent in a Major Market.

4.7          Payments.  Payment of the royalties specified in Section 4.2 and Section 4.3 shall be made by Company to SBP within thirty (30) days after March 31, June 30, September 30 and December 31 of each year during the term of this Agreement covering the quantity of Identified Products sold by Company and/or its Affiliates or Identified Product Licensee, as appropriate, during the preceding calendar quarter.  After termination or expiration of this Agreement, a final payment shall be made by Company covering the whole or partial calendar quarter. Commencing with the First Commercial Sale, each quarterly payment shall be accompanied by a written statement of Net Sales of Identified Products by Company and/or its Affiliates or Identified Product Licensee, as appropriate, during such calendar quarter.  Such written statements shall be duly signed by the Comptroller of Company on behalf of Company and shall show the Net Sales of Identified Products by Company and/or its Affiliates or Identified Product Licensee, as appropriate, during such calendar quarter and the amount of royalties payable under this Agreement based thereon.

4.8          Failure to Make Payments.  In the event Company fails to make any payment due and payable to SBP hereunder, including but not limited to the annual License Maintenance Fee, Royalties, Milestone Payments and/or Patent Costs, SBP may, at its sole option, terminate this Agreement, in accordance with the procedures and cure provisions of Section 11 (Term and Termination).

4.9          Form of Payment.  All payments due hereunder are expressed in and shall be paid by wire transfer or check payable in United States Dollars, without deduction of exchange, collection or other charges, to SBP, or to the account of SBP at such other bank as SBP may from time to time designate by written notice to Company.

4.10          Interest.  In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth day following the due date thereof, calculated at the annual rate of the sum of (i) two percent (2%) plus (ii) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter; provided, however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations.  Each such royalty payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of SBP to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment.

4.11          Exchange Rate.  With respect to each quarter, for countries other than the United States, whenever conversion of payments from any foreign currency is required, and such conversion shall be made at the rate of exchange reported in The Wall Street Journal on the last business day of the applicable calendar quarter.

4.12          Taxes.

4.12.1          The payments required to be paid by Company to SBP pursuant to this agreement may be paid with deduction for taxes withheld under another country’s domestic law, if applicable.  The Company will reasonably assist SBP to obtain full benefit of any applicable tax treaty to reduce the amount of such withheld taxes.

4.12.2          In the event that the Company sublicenses the Licensed Technology to a third party that qualifies as a Untied States taxpayer, then all royalties payable to SBP on Net Sales of Licensed Product shall be paid directly to SBP by sublicensee, to avoid payment of withholding taxes imposed by Company’s country.

4.12.3          In the event that the Company sublicenses the Licensed Technology to a third party that does not qualify as a Untied States taxpayer, then Company will ensure that the terms of the sublicense agreement are such that the royalties payable to SBP on Net Sales of Licensed Product will not be reduced by the amount of any withholding tax imposed by Identified Product Licensee on Company’s royalty payment.

5.          RECORDS AND INSPECTION

Company shall maintain or cause to be maintained a true and correct set of records pertaining to the Net Sales of Identified Products by Company and/or its Affiliates or Identified Product Licensee under this Agreement.  Such records shall be kept at Company’s principal place of business or the appropriate principal place of business of the appropriate Affiliate or Identified Product Licensee to which this Agreement relates.  During the term of this Agreement and for a period of three (3) years thereafter, Company agrees to permit an independent certified public accountant or other independent agent selected and paid by SBP, and reasonably acceptable to Company, to have access during ordinary business hours to such records as are maintained by Company, or its Affiliates or Identified Product Licensee, as may be necessary, in the opinion of such party, to determine the correctness of any report and/or payment made under this Agreement. Such party shall not report to SBP any information other than as to the correctness of any such report or payment. Such audits may be exercised no more than once in any twelve (12) month period upon at least thirty (30) days prior written notice to Company.  Any and all information learned or acquired by SBP’s agent or accountant pursuant to any such inspection shall be treated the same as Confidential Information of Company, in accordance with the provisions of Section 16 below.  Before undertaking any such inspection, SBP’s agent or accountant shall agree in writing to be bound by the terms of this Section 5 and Section 16. SBP shall bear the full cost of such audit unless the audit reveals an underpayment of royalty by more than five percent (5%).  The cost of the audit shall be paid by Company if the discrepancy is an underpayment of royalty by more than five percent (5%); if the discrepancy is an overpayment, SBP shall refund to Company the amount of such overpayment within fifteen (15) days after the audit.  Company shall pay SBP all amounts SBP is entitled to as determined by the audit, plus a one-and-a-half percent (1.5%) late fee on the amount due to SBP, compounded monthly for each month that the payment is late from the date originally due.

6.          PATENTS

6.1          Patent Prosecution and Maintenance. During the term of this Agreement and provided Company continues to timely pay Ongoing Patent Costs (defined below) in accordance with section 6.2, below, SBP shall diligently prosecute and maintain Licensed Patents using counsel to be chosen by SBP and to which Company has no reasonable objection. For so long as Company continues to timely pay Ongoing Patent Costs in accordance with section 6.2, below, Company shall be provided with copies of all documents relating to the filing, prosecution, and maintenance of Licensed Patents in sufficient time to review such documents and comment thereon, if desired by Company, prior to filing, provided, however, that if Company has not commented on such documents prior to the deadline for filing a response with the relevant government patent office, SBP shall be free to respond without consideration of Company’s comments.  Company shall keep this documentation confidential in accordance with Section 16 (Confidentiality) herein.

6.2          Patent Costs.  Company shall reimburse SBP the sum of  Six Hundred, Forty-Six Thousand, Four Hundred Sixteen U.S. Dollars (646,416 USD), within five (5) years after the Effective Date, for all patent expenses incurred incident to the filing, prosecution and maintenance of the Licensed Patents incurred and paid by SBP prior to the Effective Date (“Historical Patent Costs”).  In the event, Company has raised at least an aggregate of Five Million U.S. Dollars ($5,000,000) in gross proceeds in one or more equity financings or has made its First Commercial Sale prior to the fifth anniversary of the Effective Date, then Five Hundred Thousand U.S. Dollars ($500,000) of Historical Patent Costs shall be immediately due and payable within thirty days of such event and in the event that Company has raised at least an aggregate of Ten Million U.S. Dollars ($10,000,000), then all Historical Patent Costs not yet paid by Company shall be immediately due and payable within thirty days of such event.  Company shall reimburse SBP, within forty-five (45) days after Company receives an itemized invoice therefor, for all undisputed patent expenses incurred incident to the filing, prosecution and maintenance of the Licensed Patents in specific territories mutually agreed upon by the Parties in writing, which territories shall encompass such countries or jurisdictions as Company shall reasonably request, but which shall not encompass less than the United States, and incurred and paid by SBP either: (i) prior to the Effective Date and not previously invoiced to Company, or (ii) after the Effective Date (“Ongoing Patent Costs”).  In the event that SBP licenses the Licensed Patents to any third parties, Company’s share of Ongoing Patent Costs shall thereafter be reduced proportionally.

6.3          Effect of Company’s Discontinuing Payments.  In the event that Company decides not to continue to support the prosecution of any patent or patent application in the United States or in the territories agreed in writing in Section 6.2, or the maintenance of a patent within the Licensed Patents, Company will give SBP at least sixty (60) days prior written notice of such election, except in the case in which the decision not to support continued prosecution is in response to a communication from SBP, SBP’s patent attorney, a patent office, or a foreign associate, relating to a deadline for taking action, in which case Company’s notice will be timely if given within half the time remaining between receipt by Company of the communication and the deadline for taking action.  No such notice will have any effect on Company’s obligations to pay expenses incurred up to the effective date of such election. From and after the effective date of such election, SBP will have the right, but not the obligation, to pay for the prosecution and/or maintenance of the patent application or patent which Company is discontinuing and Company shall have no further rights thereto.  Company may freely discontinue payment of expenses for cause (i.e., official actions, prior art, legal decisions, or statutes or other expressions of local law, which reasonably indicate that the material claims in the application or patent are or are likely to be unpatentable, unenforceable, or invalid).  Where discontinuance of payments is not for cause (i.e., Company is unwilling to support and reimburse SBP for all reasonable and necessary patent expense related to the filing, prosecution and maintenance of the Licensed Patents, which are likely to be patentable, enforceable, or valid), from and after the effective date of such election, any such patent application or patent in any country as to which Company have elected to discontinue payment shall have the effect of excluding all patent applications or patents directed to the same subject matter in all relevant countries thereof from Licensed Patents, and from the scope of the license granted under this Agreement. All rights relating to such patent applications or patents shall revert to SBP and may be freely licensed by SBP to any other person or entity.

6.4          Cooperation.  SBP and Company shall cooperate fully in the preparation, filing, prosecution and maintenance of Licensed Patents and of all patents and patent applications licensed to Company. Each Party shall provide to the other timely notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.

6.5          Patent Marking.  Company shall mark all Identified Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

7.          INDEMNITY AND INSURANCE

7.1          Indemnity.  Company hereby agrees to indemnify and hold harmless SBP and its directors, officers, researchers, scientists, employees and agents (collectively, the “SBP Indemnitees”) from and against any losses, claims, damages, costs, and expenses (including attorneys’ fees) (collectively, “Losses”) incurred in connection with or arising from (i) any third party claims arising from Company’s use of any Licensed Technology; and (ii) any claims for death, personal injury or related property damage arising from Company’s development~~,~~ manufacture, sale, marketing, distribution or use of any Identified Products, but excluding Losses arising from or relating to the breach of this Agreement by SBP or the gross negligence or willful misconduct of any SBP Indemnitees.  Without limiting the generality of the foregoing, such indemnity obligation shall apply to any product liability or other claims, including without limitation, personal injury, death or property damage, made by employees, subcontractors, or agents of Company, as well as by any customer, patient, hospital, doctor, or member of the general public who buys or uses an Identified Product.  Company shall monitor customer complaints and shall be responsible for corrections, withdrawal or alert notices.

7.2          Insurance.  Company shall for so long as Company manufactures, uses or sells any Identified Product, maintain in full force and effect policies of (i) worker’s compensation and/or employers’ liability insurance within statutory limits and (ii) general liability insurance (with broad form general liability endorsement) with limits of not less than one million dollars ($1,000,000) per occurrence and a ten million dollar ($10,000,000) annual aggregate.  From and after the time that Company or any of its Affiliates begin human clinical trials on any Identified Product, Company shall use reasonable commercial efforts to obtain and maintain comprehensive general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers in an amount which is customarily carried by companies at a comparable stage of development of new pharmaceutical products.  Such coverage(s) shall be purchased from a carrier or carriers deemed reasonably acceptable to SBP and shall name SBP as additional insureds.  Upon request by SBP, Company shall provide to SBP copies of said policies of insurance.

8.          ACKNOWLEDGMENTS

8.1          Company’s Acknowledgement.  Company represents, acknowledges and agrees that the Licensed Technology involves technologies which have not been approved by any regulatory agency, and that SBP cannot guarantee the safety or usefulness of any Identified Products.

8.2          Corporate Power.  Each Party hereby represents and warrants that such Party is duly organized and validly existing under the laws of the state of its incorporation or organization, as the case may be, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

8.3          Due Authorization.  Each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

8.4          Binding Obligation.  Each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation or any court, government body or administrative or other agency having authority over it.

8.5          SBP Acknowledgments.  To the knowledge of SBP as of the Effective Date, none of the Licensed Patents is unenforceable or invalid or would be unenforceable or invalid if issued as patents.

9.          DISCLAIMER OF WARRANTIES

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE INSTITUTE MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE LICENSED TECHNOLOGY OR IDENTIFIED PRODUCTS. IN ADDITION, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE INSTITUTE MAKE NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, OF THE PATENTABILITY OF THE LICENSED PATENTS OR OF THE ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON, IF ANY, OR THAT THE LICENSED TECHNOLOGY OR IDENTIFIED PRODUCTS ARE OR WILL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

10.          LIMITATION OF LIABILITY

NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

11.          TERM AND TERMINATION

11.1          Term.  The rights and licenses granted to Company and its Affiliates pursuant to Section 2.1 hereof, and the obligation to pay royalties on the Net Sales of Identified Products pursuant to Sections 4.2 and 4.3, shall continue in full force and effect, on an Identified Product-by-Identified Product and country-by-country basis, until the later of (a) the final abandonment of all pending patent applications within the Licensed Patents or (b) the expiration of the last to expire patent within the Licensed Patents containing a Valid Claim covering such product in the country of sale, whereupon Company shall have the royalty-free right to practice the Licensed Technology.

This Agreement shall become effective on the Effective Date and shall continue in full force and effect until the expiration of Company’s rights and licenses under Section 2.1 hereof, as set forth in Section 11.1, unless earlier terminated pursuant to this Article 11.

11.2          Termination by Notice.  Notwithstanding any provision herein, Company may terminate this Agreement in its entirety, at any time by giving SBP at least sixty (60) days’ prior written notice.  All rights and obligations of Company with respect to such patent(s) and patent application(s) shall terminate.

11.3          Default Remedies.

11.3.1          If Company at any time defaults in the payment of any sum when due hereunder and fails to make such payment within thirty (30) days after receipt of written notice thereof by SBP, SBP may, at its option, terminate this Agreement and all licenses granted herein upon written notice.

11.3.2          If either party at any time defaults in the making of any report hereunder, or commits any material breach of any of the terms, covenant or provisions of this Agreement, including but not limited to failing to achieve a Milestone as in Section 3.3, failure to make any payment due hereunder, or makes any false report and fails to remedy any such default, material breach or report within sixty (60) days after receipt of written notice thereof by the non-breaching party, the non-breaching party may, at its option, terminate this Agreement and all licenses granted herein upon written notice.

11.4          Default for Bankruptcy.  Each Party shall have the right, at its option, to terminate this Agreement in the event that the other Party shall;

(i)          file in court or agency pursuant to any applicable state or federal petition in bankruptcy (other than dissolution or winding up for the purposes of reconstruction or amalgamation) or if such party is served with an involuntary petition in bankruptcy, or

(ii)          make an assignment of all or substantially all of its assets for the benefit of creditors, or

(iii)          in the event that a receiver or trustee is appointed for the other Party and such Party shall, after the expiration of thirty (30) days following any of the events enumerated above, be unable to secure a dismissal, stay or other suspension of such proceedings.  In the event of termination of this Agreement all rights to the Licensed Patents shall revert to SBP.

11.5          Rights after Termination.  At the date of any termination of this Agreement by Company pursuant to Section 11.2 hereof or by SBP pursuant to Section 11.3 hereof for material breach by Company or Section 11.4 hereof in the event of bankruptcy insolvency, dissolution, or receivership proceedings by Company, as of the date of termination set forth in Company’s termination notice (in the case of termination under Section 11.2) or receipt by Company of notice of such termination (in the case of a termination under Section 11.3 or 11.4), Company and its Affiliates shall immediately cease exploiting any of the Licensed Patents and return all copies of the same to SBP and cease production of all Identified Products; provided, however, that Company, its Affiliates and each Identified Product Licensee may dispose of any Identified Products manufactured as of the date of termination, and may complete manufacture of Identified Products then in the process of manufacture, and sell them, provided that Company shall pay to SBP running royalties in accordance with Sections 4.2 and 4.3 with respect thereto and otherwise complies with the terms of this Agreement.

If SBP terminates this Agreement pursuant to this section for material breach by Company, then all rights and obligations of Company with respect to such patent(s) and patent application(s) shall terminate.  Upon such termination Company must, and hereby agrees to, transfer to SBP all information and records required for SBP to move the technology forward.  Such information and records includes any regulatory filings, material, and all known information about the Licensed Product, including how it is manufactured; as well as any information describing the clinical research plan for the product and the specific protocol for human clinical trials.

11.6          No Waiver; Survival.  No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination.  The obligations and rights of the Parties under Sections 1, 2.5, 7.1, 7.2, 9, 10, 11, 14, 15, 16, 17 and the confidentiality-related provisions of Sections 3.4.1 and 3.4.2 shall survive termination of this Agreement.

12.          ASSIGNABILITY

Company shall not assign the license granted hereunder or this Agreement without the prior written consent of SBP, which consent shall not be unreasonably withheld; provided, however, that Company, without such consent, may assign all of its rights and obligations hereunder to an Affiliate or to the acquiring party in connection with the transfer of all or substantially all of its business and assets to which this Agreement relates to an acquiring party or in the event of its merger or consolidation with that acquiring party, if and only if the assignee shall assume all obligations of Company under this Agreement.  Any attempted assignment in violation of this Section 12 shall be null and void.

13.          GOVERNMENTAL COMPLIANCE

13.1          Compliance with Laws.  Company shall at all times during the term of this Agreement and for so long as it sells imports, exports, manufactures, uses, develops, distributes, markets or otherwise commercially exploits Identified Products and/or Licensed Technology comply and require its Affiliates and Identified Product Licensees to comply with all laws that control the import, export, manufacture, use, development, sale, marketing, distribution and other commercial exploitation of Identified Products and/or Licensed Technology or any other activity undertaken pursuant to this Agreement.

13.2          Governmental Approval or Registration.  If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Company shall assume all legal obligations to do so.  Company shall notify SBP if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement.  Company shall make all necessary filings and pay all costs including fees, penalties, and all other out‑of‑pocket costs associated with such reporting or approval process.

14.          GOVERNING LAW

This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of California without regard to its conflict of laws rules.  This Agreement is expressly acknowledged to be subject to all federal laws, including, but not limited to, the Export Administration Act of the United States of America.  No conflict-of-laws rule or law that might refer such construction and interpretation to the laws of another state, republic or country shall be considered.

15.          NOTICES

Any payment, notice or other communication pursuant to this Agreement shall be mailed by first class, certified or registered mail, postage prepaid, or delivered by overnight delivery service addressed as follows or to such other address designated by written notice given to the other Party or faxed to the other party if the sender has evidence of successful transmission:

In the case of SBP:

Sanford Burnham Prebys Medical Discovery Institute
Attn: Intellectual Property Department
10901 North Torrey Pines Road
La Jolla, CA 92037
Email copy to: legal@SBPdiscovery.org

In the case of Company:

Erkki Ruoslahti
PO Box 1597,
Rancho Santa Fe, CA 92067
ruoslahti@gmail.com

Any such payment, notice or other communication shall be effective upon confirmed receipt.

16.          CONFIDENTIALITY

16.1          Treatment of Confidential Information.  During the term of this Agreement, and for a period of five (5) years after this Agreement expires or terminates, a Party receiving Confidential Information of the other Party shall (a) maintain in confidence such Confidential Information to the same extent such receiving Party maintains its own proprietary information (but at a minimum each Party shall use reasonable efforts); (b) not disclose such Confidential Information to any third party without prior written consent of the other Party to this Agreement; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.  A Party shall have no such obligation with respect to any portion of such Confidential Information which:

(i)          is publicly disclosed by the disclosing Party, or is otherwise publicly disclosed without the fault of the receiving Party, either before or after it becomes known to the receiving Party; or

(ii)          was known to the receiving Party prior to when it was received from the disclosing Party, as evidenced by contemporaneous written records; or

(iii)          is subsequently disclosed to the receiving Party in good faith by a third party who has a right to make such a disclosure; or

(iv)          has been published by a third party which had a right to do so; or

(v)          has been independently developed by the receiving Party without the aid, application or use of Confidential Information from the disclosing Party, such independent development being performed solely by persons not having access whatsoever to the disclosing Party’s Confidential Information, as evidenced by contemporaneous written evidence of same; or

(vi)          is required by law to be disclosed, but then only to the limited extent of such legally required disclosure; provided, however, that the other Party shall be given prompt notice of any such legally required disclosure.

Notwithstanding the foregoing, Company may disclose SBP’s Confidential Information to the extent that such disclosure is reasonably necessary, in accordance with the term and conditions of this Agreement, (a) to file or prosecute patent applications within the Licensed Patents, (b) pursue or defend litigation relating to the Licensed Patents, (c) seek or maintain regulatory approval for Identified Products, or (d) for compliance with applicable governmental regulations; provided that, if Company intends to make any such disclosure, it shall give reasonable advance written notice to SBP of such intention.  Furthermore, nothing in this Section 16.1 shall be construed to preclude Company from disclosing SBP’s Confidential Information to third parties in connection with the development and commercialization of Identified Products including, without limitation, co-development, co-marketing and co-promotion in connection therewith, or in the process of obtaining private or public financing, as long as such third party(ies) agrees in writing to be bound by confidentiality provisions no less strict than those set forth in this Section 16.1.

16.2          Publicity.  Any publication, news release or other public announcement relating to this Agreement, including without limitation, entering to into this Agreement, or to the performance hereunder, shall first be reviewed and approved by both Parties, which approval shall not be unreasonably withheld. Either Party shall be entitled to disclose the substance of this Agreement to its shareholders (and to prospective shareholders to whom its stock is offered for purchase) under a confidentiality agreement consistent with this Agreement.  Each Party shall also be entitled to provide a copy of this Agreement to the Securities and Exchange Commission (if required).

17.          GENERAL PROVISIONS

17.1          Use of the Names.  Company agrees that it shall not use in any way the name “Sanford Burnham Prebys Medical Discovery Institute” or any logotypes or symbols associated with SBP or the names of any of the scientists or other researchers at SBP without the prior written consent of SBP. SBP agrees that it shall not use the name DrugCendR or any logotypes or symbols associated therewith or the names of any scientists or other researchers of any of the foregoing, without the prior written consent of Company.

17.2          Independent Contractors.  The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party without the prior written consent of the other Party.  Nothing in this relationship shall be construed to create a joint venture, agency, partnership, fiduciary or other similar relationship between the Parties.

17.3          Non-Waiver.  The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof.  None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

17.4          Reformation.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction.  Should any provision of this Agreement be so held to be unenforceable, such provision, if permitted by law, shall be considered to have been superseded by a legally permissible and enforceable clause which corresponds most closely to the intent of the Parties as evidenced by the provision held to be unenforceable.

17.5          Modification.  No amendment or modification of this Agreement shall be effective unless in writing signed by the Parties hereto  No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Parties.

17.6          Force Majeure.  No liability hereunder shall result to a Party by reason of delay in performance to the extent caused by circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, or terrorism.

17.7          Entire Agreement.  The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof.  No agreement or understanding bearing on this Agreement shall be binding upon either Party hereto unless it is in writing and signed by the duly authorized officer or representative of each of the Parties and it expressly refers to this Agreement.

17.8          Headings.  The headings for each Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Section.

17.9          Counterparts.  This Agreement may be signed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.  Signatures may be transmitted by facsimile, thereby constituting the valid signature and delivery of this Agreement.

17.10          No Strict Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.

17.11          No Third Party Beneficiaries.  No person or entity other than SBP, Company and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

17.12          Dispute Resolution.  The Parties shall make diligent and reasonable efforts to amicably settle all disputes, controversies, or differences which may arise between the Parties hereto, out of, or in relation to or in connection with this Agreement.  If a Party shall reasonably determine that it must seek a preliminary injunction, temporary restraining order or other provisional relief, upon the occurrence of a dispute between the Parties, including, without limitation, any breach of this Agreement or any obligation relating thereto, the matter shall be referred first to the President of Company and the CEO of SBP, or their designees, who shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner if circumstances permit, recognizing that an aggrieved party that wishes to seek a preliminary injunction or temporary restraining order may need to resort immediately to legal recourse.  If such efforts do not result in a mutually satisfactory resolution, the dispute shall be finally settled by arbitration, by which each Party hereto is bound.  Such arbitration shall be held in San Diego, California in accordance with the rules of the American Arbitration Association.  Any such arbitration shall be conducted in the English language.  There shall be three (3) arbitrators, including one nominee of Company, one nominee of SBP, and a third person selected by said nominees.  Judgment upon the award rendered may be entered in the highest court or forum, state, or federal, having jurisdiction; provided, however, that the provisions of this Section 17.12 shall not apply to any dispute or controversy as to which any treaty or law prohibits such arbitration.  The prevailing party shall be entitled to reasonable attorneys’ fees and costs to be fixed by the arbitrators.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement by their duly authorized officers and representatives effective as of the Effective Date.

SBP:		COMPANY:

Sanford Burnham Prebys Medical Discovery		DrugCendR, LLC
Institute

By:		By:
Name:	Kristiina Vuori, M.D., Ph.D.	Name:	Erkki Ruoslahti
Title:	President	Title:	President
Pauline and Stanley Foster Presidential Chair
Professor, NCI-designated Cancer Center

Appendix A

Licensed Patents

SBP Ref. No.	Title	Application No.	File Date	Status	Patent No.	Issue Date
08-009-02PR	Methods and Compositions Related to Internalizing RGD Peptides	61/022,131	1/18/2008	Converted: prov to reg. app.
08-009-03NP		12/355,672	1/16/2009	Issued	8,367,621	2/5/2013
08-009-04PCT		PCT/US2009/31305	1/16/2009	National Stage
08-009-07AU		2009234338	1/16/2009	Issued	AU2009234338B2	7/24/2014
08-009-08BR		PI0906739-6	1/16/2009	Under review at pat. office
08-009-09CA		2710554	1/16/2009	Under review at pat. office
08-009-10CN		2.0098E+11	1/16/2009	Under review at pat. office
08-009-11EP		9730977.7	1/16/2009	Under review at pat. office
08-009-12IN		4373/DELNP/2010	1/16/2009	Under review at pat. office
08-009-13JP		2010-543285	1/16/2009	Under review at pat. office
08-009-21CON		13/754,105	1/30/2013	Issued	9,115,170	8/25/2015
08-009-22JP		2013-231861	1/16/2009	Under review at pat. office

08-009-01PR	Methods and Compositions Related to Terminal Arginine Peptides	61/030,409	2/21/2008	Converted: prov to reg. app.
08-009-05NP	Methods and Compositions Related to Peptides and Proteins With C-Terminal Elements	12/390,061	2/20/2009	Under review at pat. office
08-009-06PCT		PCT/US09/34713	2/20/2009	National Stage
08-009-14AU		2009215426	2/20/2009	Under review at pat. office
08-009-15BR		PI0907363-9	2/20/2009	Under review at pat. office
08-009-16CA		2,713,872	2/20/2010	Under review at pat. office
08-009-18EP		9711840	2/20/2009	Under review at pat. office
08-009-19IN		5491/DELNP/2010	2/20/2009	Under review at pat. office

09-027-01PR	Methods and Compositions Using Peptides and Proteins with C-Terminal Elements	61/219,086	6/22/2009	Converted: prov to reg. app.
09-027-02PR		61/249,140	10/6/2009	Converted: prov to reg. app.
09-027-03NP		12/821,050	6/22/2010	Under review at pat. office
09-027-04PCT		PCT/US2010/039539	6/22/2010	National Stage
09-027-05EP		10727320.3	6/22/2010	Under review at pat. office
09-027-06CA		PCT/US2010/039539	6/22/2010	Prior to examination
09-027-07JP		2012-517663	6/22/2010	Under review at pat. office
09-027-08BR		PI1015424-8	6/22/2010	Under review at pat. office
09-027-09IN		10310/DELNP/2011	6/22/2010	Under review at pat. office
09-027-10CN		PCT/US2010/039539	6/22/2010	Under review at pat. office
09-027-12JP		2014-243716	6/22/2010	Under review at pat. office

11-048-01PR	TRUNCATED LYP-1 PEPTIDES AND METHODS AND COMPOSITIONS USING TRUNCATED LYP-1 PEPTIDES	61/527,789	8/26/2011	Converted: prov to reg. app.
11-048-02NP		13/594,194	8/24/2012	Under review at pat. Office